SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                             -----------------

                                SCHEDULE 13G
                               (RULE 13D-102)

       INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
         RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                         PURSUANT TO RULE 13d-2(b)

                              Amendment No. 1

                         priceline.com Incorporated
                         --------------------------
                              (Name of Issuer)

                  Common Stock, par value $0.008 per Share
    --------------------------------------------------------------------
                       (Title of Class of Securities)


                                741503 10 6
              -----------------------------------------------
                               (CUSIP Number)


          (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

     [ ]  Rule 13d-1(b)
     [ ]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP NO. 741503 10 6              13G

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    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          RICHARD S. BRADDOCK
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    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
          [  ] (a)
          [  ] (b)
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    3     SEC USE ONLY
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    4     CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
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         NUMBER OF              5    SOLE VOTING POWER
           SHARES                    17,843,145
        BENEFICIALLY            ----------------------------------------------
          OWNED BY              6    SHARED VOTING POWER
            EACH                     0
         REPORTING              ----------------------------------------------
           PERSON               7    SOLE DISPOSITIVE POWER
            WITH                     17,843,145
                                ----------------------------------------------
                                8    SHARED DISPOSITIVE POWER
                                     0
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    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   17,843,145
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   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [  ]
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   9.77%(1)
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   12     TYPE OF REPORTING PERSON
                   IN
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(1) Based upon an aggregate of 176,596,577 shares of priceline.com Incorporated common stock outstanding as of February 9, 2001 as reported in priceline.com Incorporated's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 14, 2001.



ITEM 1(a).  NAME OF ISSUER.

         PRICELINE.COM INCORPORATED (THE "COMPANY")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

         800 CONNECTICUT AVENUE
         NORWALK, CONNECTICUT 06854

ITEM 2(a).  NAME OF PERSON FILING.
         RICHARD S. BRADDOCK

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.

         800 CONNECTICUT AVENUE
         NORWALK, CONNECTICUT 06854

ITEM 2(c).  CITIZENSHIP.

         UNITED STATES

ITEM 2(d).  TITLE OF CLASS OF SECURITIES.

         COMMON STOCK, PAR VALUE $0.008 PER SHARE

ITEM 2(e).  CUSIP NUMBER.

         741503 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         NOT APPLICABLE

ITEM 4.  OWNERSHIP.

   (a)      AMOUNT BENEFICIALLY OWNED:  17,843,145 SHARES OF COMMON STOCK
   (b)      PERCENT OF CLASS:   9.77%(1)
   (c)      NUMBER OF ORDINARY SHARES AS TO WHICH SUCH PERSON HAS:
            (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  17,843,145
            (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:   0
            (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                   OF:  17,843,145
            (iv)   SHARES POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
           THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         NOT APPLICABLE

ITEM 10.  CERTIFICATION.

By signing below I certify, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

As of February 14, 2001.


                                       -------------------------------------
                                                Richard S. Braddock